UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 6, 2009

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-22149	76-0511037
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Travis Tower
1301 Travis, Suite 2000
Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 654-8960

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Edge Petroleum Corporation (the “Company”) has recently determined that Kirsten A. Hink, the Company’s Chief Accounting Officer and Controller, qualifies for the severance agreement applicable to the executive officers of the Company and on April 9, 2009 the Company entered into a Fourth Amended and Restated Severance Agreement with Ms. Hink, which is identical in all respects to the severance agreements applicable to the other executive officers with the exception that Ms. Hink’s severance amount will be an amount equal to 1.50 times her compensation.

The foregoing description of the Fourth Amended and Restated Severance Agreement entered into among the Company and Ms. Hink is qualified in its entirety by reference to the Fourth Amended and Restated Severance Agreement, which is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

On April 6, 2009, the Compensation Committee of the Company’s Board of Directors approved an increase in Ms. Hink’s cash retention bonus amount from $40,000 to $60,000.  Ms. Hink’s cash retention bonus remains payable upon the earlier of (i) December 31, 2009 or (ii) the consummation of a merger or sale of the Company.

Item 8.01.   Other Events

The Company has determined that it will not declare any dividend on the Company’s 5.75% Series A cumulative convertible perpetual preferred stock that otherwise would have been payable on April 15, 2009.

Item 9.01.      Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Description

10.1	Fourth Amended and Restated Severance Agreement among Edge Petroleum Corporation and Kirsten A. Hink.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: April 9, 2009	By:	/s/ John W. Elias
John W. Elias
Chairman, President & Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Fourth Amended and Restated Severance Agreement among Edge Petroleum Corporation and Kirsten A. Hink.